CONSENT OF COUNSEL

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for the portfolios of AIM Investment Securities Funds (Invesco Investment Securities Funds) (the “Trust”) included in Post-Effective Amendment No. 64 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-39519), and Amendment No. 68 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05686), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

June 25, 2014